Subject to Completion Preliminary Term Sheet dated February 3, 2025	Filed Pursuant to Rule 433
Registration Statement No. 333-272447
(To Prospectus dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and
Product Supplement EQUITY STR-1 dated September 5, 2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	February , 2025 February , 2025 February , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Strategic Accelerated Redemption
Securities® Linked to the MSCI Emerging Markets Index

▪         Automatically callable if the closing level of the Index on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value

▪         In the event of an automatic call, the amount payable per unit will be:

▪           [$10.80 to $10.90] if called on the first Observation Date

▪           [$11.60 to $11.80] if called on the second Observation Date

▪           [$12.40 to $12.70] if called on the final Observation Date

▪         If not called on the first two Observation Dates, a maturity of approximately three years

▪         If not called, 1-to-1 downside exposure to decreases in the Index, with up to 100.00% of the principal amount at risk

▪         All payments are subject to the credit risk of Canadian Imperial Bank of Commerce

▪         No periodic interest payments

▪         In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

▪         Limited secondary market liquidity, with no exchange listing

▪      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.101 and $9.501 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_______________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to CIBC	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February   , 2025

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February  , 2028 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes will be automatically called at the applicable Call Amount if the closing level of the Market Measure, which is the MSCI Emerging Markets Index (the “Index”), on any Observation Date is equal to or greater than the Starting Value. You will not receive any notice from us if the notes are automatically called. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Premiums and the Call Amounts) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, will reduce the economic terms of the notes) to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes		Payment Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first two Observation Dates
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index
Starting Value:	The closing level of the Index on the pricing date
Ending Value:	The Observation Level of the Index on the final Observation Date
Observation Level:	The closing level of the Index on any Observation Date
Observation Dates:

On or about February  , 2026, February  , 2027 and February  , 2028. (the final Observation Date), approximately one, two and three years after the pricing date.

The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY STR-1.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:

[$10.80 to $10.90] representing a Call Premium of [8.00% to 9.00%] of the principal amount, if called on the first Observation Date; [$11.60 to $11.80] representing a Call Premium of [16.00% to 18.00%] of the principal amount, if called on the second Observation Date; and [$12.40 to $12.70] representing a Call Premium of [24.00% to 27.00%] of the principal amount, if called on the final Observation Date.

The actual Call Amounts and Call Premiums will be determined on the pricing date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-22 of product supplement EQUITY STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	100.00% of the Starting Value
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY STR-1 dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098260/tm2325339d4_424b5.htm

▪	Prospectus supplement dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

▪	Prospectus dated September 5, 2023: https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing level of the Index on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

▪	You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Index is significantly greater than the applicable Call Premium.

▪	You are willing to risk a loss of principal if the notes are not automatically called.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪	You seek an uncapped return on your investment.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, Call Premiums, and term of your investment.

The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;
2)	a Threshold Value of 100.00;
3)	a Call Level of 100.00;
4)	an expected term of the notes of approximately three years, if the notes are not called on the first two Observation Dates;
5)	a Call Premium of 8.50% of the principal amount if the notes are called on the first Observation Date; 17.00% if called on the second Observation Date; and 25.50% if called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and
6)	Observation Dates occurring approximately one, two and three years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Index.

For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the level of the Index will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.85 = $10.85 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.70 = $11.70 per unit.

Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.55 = $12.55 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	150.00	80.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	50.00
Return on the Index	10.00%	50.00%	5.00%	-50.00%
Return on the Notes	8.50%	17.00%	25.50%	-50.00%
Call Amount / Redemption Amount per Unit	$10.85	$11.70	$12.55	$5.00

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY STR-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, you will lose up to 100% of the principal amount.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Index.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-14, are included in the public offering price of the notes.

▪	Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the level of the Index, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪	Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	As a noteholder, you will have no rights of a holder of any securities represented by the Index, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

▪	The value of, and your return on, the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Index.

▪	Exchange rate movements may adversely impact the value of the notes.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-40 of product supplement EQUITY STR-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

There are risks associated with emerging markets. An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets. Many of the issuers included in the Index are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial and legal systems. The regulatory and tax environments in these nations may be subject to change without review or appeal and many emerging markets suffer from underdevelopment of their capital markets and their tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable.

Recent executive orders could adversely affect your investment in the notes. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the Index sponsor announced that it removed a small number of companies from the Index. If in the future any existing constituent of the Index is designated as such a prohibited company, the value of such constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of the Index. In addition, under these circumstances, the Index sponsor has publicly announced that it intends to remove any such constituent from the Index. Any changes to the composition of the Index in response to the executive orders described above may adversely affect the performance of the Index and the notes.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY STR -1.

A “Market Measure Business Day” means a day on which:

(A)	each of the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, the Korea Stock Exchange and the Shanghai Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI” or the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” on page PS-27 of product supplement EQUITY STR-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is a free float-adjusted, capitalization-weighted index that is designed to measure the performance of the large- and mid-cap segments of emerging markets. As of August 31, 2023, the Index consisted of companies from the following developing countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The Index covers approximately 85% of the free float-adjusted market capitalization in each country. The Index is part of the MSCI Market Cap Weighted Indexes series and is an MSCI Global Investable Market Index. The Index is reported by Bloomberg under the symbol “MXEF.”

The MSCI Indices

MSCI provides global equity indices that are designed to measure equity performance in international markets. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging and frontier markets.

MSCI enhanced the methodology used in its international equity indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the Global Investable Market Indexes methodology described below. The transition was completed at the end of May 2008. The MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Index Construction

The MSCI Global Investable Market Indices are constructed and maintained at an individual market level. MSCI undertakes an index construction process for the MSCI Global Investable Market Indexes, which involves:

•         defining the equity universe;

•         determining the market investable equity universe for each market;

•         determining market capitalization size-segments for each market;

•         applying index continuity rules for the MSCI Standard Index; and

•         classifying securities under the Global Industry Classification Standard (“GICS®”).

Defining the Equity Universe.  The equity universe is defined by:

•	Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (“REITs”) and certain income trusts listed in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country. Countries will be classified as Developed Markets (“DM”), Emerging Markets (“EM”) or Frontier Markets (“FM”).

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe and applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

In identifying eligible listings, a security may have a listing in the country where it is classified (i.e. “local listing”) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local listing or a foreign listing (including a depositary receipt) in the equity universe. A security may be represented by a foreign listing only if the following conditions are met:

•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and

•	The security’s foreign listing is traded on an eligible stock exchange of: (a) a DM country if the security is classified in a DM country; (b) a DM or an EM country if the security is classified in an EM country; or (c) a DM, EM or FM country if the security is classified in an FM country.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio, a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities, together with the three-month frequency of trading are used to measure liquidity. Only one listing per security may be included in the market investable equity universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe: (i) local listing; (ii) foreign listing in the same geographical region; and (iii) foreign listing in a different geographical region.

•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an IPO to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a quarterly or semi-annual index review (as described below).

•	Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a Foreign Ownership Limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

•	Financial Reporting Requirement: for any companies classified as belonging to the United States, the company must file a Form 10-K/10-Q to be eligible for inclusion in the USA investable equity universe.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size-based indices, with the following free float-adjusted market capitalization market coverage target ranges:

•	Investable Market Index (Large + Mid + Small): 99%+1% or -0.5%

•	Standard Index (Large + Mid): 85% ± 5%

•	Large Cap Index: 70% ± 5%

•	Mid Cap Index: The Mid Cap Index market coverage in each market is derived as the difference between the market coverage of the Standard Index and the Large Cap Index in that market.

•	Small Cap Index: The Small Cap Index market coverage in each market is derived as the difference between the free float-adjusted market capitalization coverage of the Investable Market Index and the Standard Index in that market.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Classifying Securities under the GICS®.  All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS®. Under the GICS®, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS®.

Index Maintenance

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:

(i)  Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed equity universe;

•	Taking buffer rules into consideration for migration of securities across size and style segments; and

•	Updating FIFs and number of shares (“NOS”).

(ii)  Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	Reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Index Calculation

The MSCI Indices are calculated using the Laspeyres formula. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

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Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

The following graph shows the daily historical performance of the Index in the period from January 1, 2015 through January 28, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 28, 2025, the closing level of the Index was 1,089.13.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

CIBC or one of its affiliates has entered into a non-exclusive license agreement with MSCI whereby CIBC and certain of its affiliates, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the notes. We are not affiliated with MSCI, and the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY CIBC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY A LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 of product supplement EQUITY STR-1 and “Use of Proceeds” on page S-14 of prospectus supplement.

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Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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Autocallable Strategic Accelerated Redemption Securities® Linked to the MSCI Emerging Markets Index, due February , 2028

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement EQUITY STR-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary—Non-U.S. Holders” in product supplement EQUITY STR-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

With respect to the discussion in the product supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is registered service mark of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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